UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 14, 2014, certain subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) entered into a Forbearance and Mutual Release Agreement with EnergySource LLC (“EnergySource”) and Hudson Ranch Power II LLC (the “Agreement”) to finalize its previously disclosed recovery and settlement efforts relating to a geothermal project loan made in May 2013. Under the terms of the Agreement, the Company would realize a portion of the proceeds from the sale of land held by EnergySource and its subsidiaries as full satisfaction of the remaining balance of its loan that has been carried on the Company’s books at an estimated net realizable value of $0.8 million. The Company expects its recovery from the land sale to equal this net balance of $0.8 million and has agreed to cap its recovery at $2.0 million. However, there can be no assurance as to the actual timing or ultimate recovery from any land sale or whether any land sale will in fact occur. The estimated net amount reflects the remaining $11.8 million balance of the $24 million loan made in May 2013, net of an $11.0 million loan loss reserve made in December 2013. Also, as previously disclosed, certain of the Company’s executive officers and directors own an indirect minority interest in EnergySource following the distribution of the ownership interest of the Company’s predecessor prior to the Company’s initial public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo

Name:	Steven L. Chuslo
Title:	Executive Vice President and General Counsel

Date: November 19, 2014